Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS SECOND QUARTER RESULTS
Generates Free Cash Flow of Approximately $26.3 Million; 41.3% EBITDA Margin Achieved
Tempe, AZ – August 5, 2009 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the second quarter ended June 30, 2009.
Non-GAAP Second Quarter 2009 vs. Non-GAAP Second Quarter 2008
•	Total revenues increased 17.1% to $94.9 million from $81.1 million;

•	Lease revenues increased 15.9% to $84.4 million from $72.8 million;

•	Lease revenues comprised 88.9% of total revenues compared to 89.8% during the 2008 second quarter;

•	Sales revenues increased 26.0% to $9.9 million from $7.8 million;

•	Margins on sales of units increased 1.3 percentage points to 32.8% from 31.5%;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) rose 22.8% to $39.2 million from $32.0 million;

•	EBITDA margin increased 1.9 percentage points to 41.3% from 39.4%;

•	Net income was $8.7 million compared to $12.1 million; and,

•	Diluted earnings per share (“EPS”) of $0.20 were calculated on 23.3% more shares than EPS of $0.35 in the second quarter of 2008 as a result of preferred stock issued in June 2008 in connection with the MSG acquisition.
Non-GAAP results for the second quarter of 2009, (i.e. EBITDA, EBITDA margin, and free cash flow) exclude approximately $5.6 million in integration, merger and restructuring expenses which represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations. Non-GAAP reconciliation tables are on page 6, and show the effects of these expenses to comparable GAAP figures.
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Mobile Mini, Inc. News Release	Page 2
August 5, 2009
Other Second Quarter 2009 Highlights
•	Free cash flow totaled $26.3 million compared to $6.7 million;

•	We used free cash flow and other funds to pay down the revolving credit facility by an additional $8.4 million for a year-to-date total of $32.9 million; the strength of the British pound versus the U.S. dollar during the second quarter masked the magnitude of our debt pay down which would have been $25.0 million and $47.6 million, for the three and six months ended June 30, 2009, respectively, exclusive of the foreign exchange impact;

•	The average number of units on rent increased 29% to approximately 159,800 from 123,900 in the second quarter of 2008;

•	Yield (total lease revenues per unit on rent) increased 3.7% from the first quarter of 2009 primarily due to an increase in ancillary revenues;

•	The average utilization rate was 59.5% in the second quarter versus 64.6% during the first quarter of 2009 with the decline primarily related to continued weakness in the economy; and,

•	Funded debt to EBITDA, calculated in accordance with Company’s revolving credit facility, was 4.4-to-1 at June 30, 2009.
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “As was the case in the first quarter, we continued to take costs out of our business to maintain margins, reduce net capital expenditures, generate free cash, and pay down debt. This recession-adjusted business model has enabled us to improve our EBITDA margin and demonstrates the effectiveness of our cost reduction efforts, which included the conversion of two more full service branches into operational yards and further staffing reductions. Since December 2008 we have cut over 740 positions representing approximately 30% of our workforce. The latest lay-offs encompassed many areas of our business, including administrative and sales positions as well as yard personnel. As difficult as it has been to make these cuts, we continue our efforts to maintain EBITDA margins in the face of the economic environment. Other cost cutting measures underway include divesting idle equipment, renegotiating existing property leases, and reducing costs throughout our procurement processes. Despite the tough economic environment, pricing has remained stable.”
He continued, “Capital expenditures of $8.5 million, which were once again primarily for property, plant and equipment, IT, and locking systems for, and rebranding of, the MSG lease fleet, were less than the approximately $8.6 million we received in proceeds from the sale of units from the fleet, at 33% margins, and from sales of excess property, plant and equipment. During the current second quarter and first six months, we generated net capital proceeds of $0.1 million and $1.5 million, respectively, as compared to $13.9 million and $30.3 million of net capital expenditures in the respective periods last year. The post-integration synergies coupled with net capital proceeds produced $26.3 million and $48.4 million in free cash flow for the current three and six months, respectively. The current second quarter marks our sixth consecutive quarter of free cash flow, excluding acquisitions.”
He went on to say, “We have every confidence that by fine tuning our organization, relocating units in our lease fleet where demand is strongest, and selling off non-core assets, we are positioned to continue to achieve comparable quarter EBITDA margin improvements and enhance our ability to generate free cash flow in succeeding quarters.”
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Mobile Mini, Inc. News Release	Page 3
August 5, 2009
Mark Funk, Mobile Mini’s Executive Vice President & CFO noted, “The business combination with MSG is now just one year old, and we have achieved the $30 million of annualized cost synergies that we had forecast. Now that we’re beyond the first half of the current year, we are in a better position to fine-tune our net capital expenditures for 2009, and it appears likely that they won’t exceed $10 million, down from our earlier expectations of between $15 million and $25 million. Year-to-date, we have paid down another $32.9 million on our $900 million revolving credit facility, of which there remains over $300 million of borrowing availability at June 30, 2009. We remain well-positioned to resume top and bottom line growth as the economy strengthens, but until then, we will continue to focus on our EBITDA margin, free cash flow, and paying down debt.”
EBITDA, EBITDA margin and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
Conference Call
As previously announced, Mobile Mini will host a conference call today, Wednesday, August 5th at 12 noon EDT to review these results. To listen to the call live, dial 706-679-0885 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of approximately 265,000 portable storage and mobile office units with 92 branches in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding free cash flow, ability to reduce costs and capital expenditures, maintain margin improvements and pay down debt, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 4
August 5, 2009
Mobile Mini, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands except per share data)
(includes effects of rounding)

	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2009	2008	2008
	GAAP	Non-GAAP (1)	GAAP	Non-GAAP (1)

Revenues:
Leasing	$84,397	$84,397	$72,849	$72,849
Sales	9,858	9,858	7,825	7,825
Other	669	669	411	411

Total revenues	94,924	94,924	81,085	81,085

Cost of sales	6,620	6,620	5,358	5,358
Leasing, selling and general expenses	49,075	49,075	43,796	43,796
Integration, merger and restructuring expenses (2)	5,629	—	11,609	—
Depreciation and amortization	10,434	10,434	5,747	5,747

Total costs and expenses	71,758	66,129	66,510	54,901

Income from operations	23,166	28,795	14,575	26,184

Other income (expense):
Interest income	3	3	29	29
Interest expense	(14,966)	(14,966)	(6,419)	(6,419)
Foreign currency exchange	8	8	3	3

Income before provision for income taxes	8,211	13,840	8,188	19,797
Provision for income taxes	2,984	5,118	3,327	7,731

Net income	5,227	8,722	4,861	12,066
Earnings allocable to preferred stock	(1,041)	(1,736)	(40)	(40)

Net income available to common stockholders	$4,186	$6,986	$4,821	$12,026

Earnings per share:
Basic	$0.12	$0.20	$0.14	$0.35

Diluted	$0.12	$0.20	$0.14	$0.35

Weighted average number of common and common share equivalents outstanding:
Basic	34,390	34,390	34,115	34,115

Diluted	43,111	43,111	34,969	34,969

EBITDA	$33,611	$39,240	$20,354	$31,963

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)	Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.
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Mobile Mini, Inc. News Release	Page 5
August 5, 2009

	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2009	2008	2008
	GAAP	Non-GAAP (1)	GAAP	Non-GAAP (1)

Revenues:
Leasing	$173,913	$173,913	$142,885	$142,885
Sales	19,918	19,918	15,923	15,923
Other	1,257	1,257	818	818

Total revenues	195,088	195,088	159,626	159,626

Costs and expenses:
Cost of sales	13,489	13,489	10,991	10,991
Leasing, selling and general expenses	100,647	100,647	87,266	87,266
Integration, merger and restructuring expenses (2)	7,843	—	11,609	—
Depreciation and amortization	20,687	20,687	11,416	11,416

Total costs and expenses	142,666	134,823	121,282	109,673

Income from operations	52,422	60,265	38,344	49,953

Other income (expense):
Interest income	6	6	62	62
Interest expense	(30,207)	(30,207)	(12,564)	(12,564)
Foreign currency exchange	(75)	(75)	(8)	(8)

Income before provision for income taxes	22,146	29,989	25,834	37,443
Provision for income taxes	8,453	11,436	10,315	14,752

Net income	13,693	18,553	15,519	22,691
Earnings allocable to preferred stock	(2,729)	(3,698)	(40)	(40)

Net income available to common stockholders	$10,964	$14,855	$15,479	$22,651

Earnings per share:
Basic	$0.32	$0.43	$0.45	$0.66

Diluted	$0.32	$0.43	$0.45	$0.65

Weighted average number of common and common share equivalents outstanding:
Basic	34,367	34,367	34,100	34,100

Diluted	43,047	43,047	34,655	34,655

EBITDA	$73,040	$80,883	$49,814	$61,423

1.	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

2.	Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 6
August 5, 2009

	Non-GAAP Reconciliation to Nearest			Non-GAAP Reconciliation to Nearest
	Comparable GAAP Measure			Comparable GAAP Measure
	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration,			Integration,
		merger			merger
		and			and
		restructuring			restructuring
	Non-GAAP	expenses		Non-GAAP	expenses
	(1)	(2)	GAAP	(1)	(2)	GAAP

Revenues	$94,924	$—	$94,924	$81,085	$—	$81,085
EBITDA	$39,240	$(5,629)	$33,611	$31,963	$(11,609)	$20,354
EBITDA margin	41.3%	-5.9%	35.4%	39.4%	-14.3%	25.1%
Operating income (loss)	$28,795	$(5,629)	$23,166	$26,184	$(11,609)	$14,575
Operating income margin	30.3%	-5.9%	24.4%	32.3%	-14.3%	18.0%
Pre tax income (loss)	$13,840	$(5,629)	$8,211	$19,797	$(11,609)	$8,188
Net income (loss)	$8,722	$(3,495)	$5,227	$12,066	$(7,205)	$4,861
Diluted earnings (loss) per share	$0.20	$(0.08)	$0.12	$0.35	$(0.21)	$0.14

	Non-GAAP Reconciliation to Nearest			Non-GAAP Reconciliation to Nearest
	Comparable GAAP Measure			Comparable GAAP Measure
	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Integration,			Integration,
		merger			merger
		and			and
		restructuring			restructuring
	Non-GAAP	expenses		Non-GAAP	expenses
	(1)	(2)	GAAP	(1)	(2)	GAAP

Revenues	$195,088	$—	$195,088	$159,626	$—	$159,626
EBITDA	$80,883	$(7,843)	$73,040	$61,423	$(11,609)	$49,814
EBITDA margin	41.5%	-4.1%	37.4%	38.5%	-7.3%	31.2%
Operating income (loss)	$60,265	$(7,843)	$52,422	$49,953	$(11,609)	$38,344
Operating income margin	30.9%	-4.0%	26.9%	31.3%	-7.3%	24.0%
Pre tax income (loss)	$29,989	$(7,843)	$22,146	$37,443	$(11,609)	$25,834
Net income (loss)	$18,553	$(4,860)	$13,693	$22,691	$(7,172)	$15,519
Diluted earnings (loss) per share	$0.43	$(0.11)	$0.32	$0.65	(0.20)	$0.45

(1)	This column represents a Non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and Non-GAAP presentations.

(2)	Integration, merger and restructuring expenses represent costs that we incurred in connection with the MSG acquisition and the expenses in conjunction with the continued restructuring of our operations and are excluded in the Non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 7
August 5, 2009
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in thousands except per share data)
(includes effects of rounding)

	June 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS
Cash	$3,871	$3,184
Receivables, net	44,864	61,424
Inventories	24,327	26,577
Lease fleet, net	1,069,758	1,078,156
Property, plant and equipment, net	85,893	88,509
Deposits and prepaid expenses	10,951	13,287
Other assets and intangibles, net	31,038	35,063
Goodwill	515,334	492,657

Total assets	$1,786,036	$1,798,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$16,686	$21,433
Accrued liabilities	71,675	86,214
Lines of credit	521,672	554,532
Notes payable	673	1,380
Obligations under capital leases	4,783	5,497
Senior notes, net	346,163	345,797
Deferred income taxes	145,233	134,786

Total liabilities	1,106,885	1,149,639

Commitments and contingencies

Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 issued and outstanding at June 30, 2009 and December 31, 2008, respectively, stated at its liquidity preference values	153,990	153,990

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 37,646 issued and 35,471 outstanding at June 30, 2009 and 37,489 issued and 35,314 outstanding at December 31, 2008, respectively	376	375
Additional paid-in capital	332,459	328,696
Retained earnings	256,629	242,935
Accumulated other comprehensive loss	(25,003)	(37,478)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	525,161	495,228

Total liabilities and stockholders’ equity	$1,786,036	$1,798,857

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com
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